EXECUTION VERSION

EXHIBIT 10.21

EQUITY CONTRIBUTION AGREEMENT
(FINANCING DOCUMENTS)
Dated as of February 24, 2012
by and among
MIDAMERICAN ENERGY HOLDINGS COMPANY,
as the Contributor,
TOPAZ SOLAR FARMS LLC,
as the Company,
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as the Collateral Agent

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    ii

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This EQUITY CONTRIBUTION AGREEMENT (FINANCING DOCUMENTS) (this “Agreement”), dated as of February 24, 2012, is entered into by and among MIDAMERICAN ENERGY HOLDINGS COMPANY, an Iowa corporation (the “Contributor”), TOPAZ SOLAR FARMS LLC, a Delaware limited liability company (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Collateral Agent under the Intercreditor Agreement referenced below (in such capacity, together with any successor Collateral Agent appointed pursuant to the Intercreditor Agreement, the “Collateral Agent”). Capitalized terms used in this Agreement are defined as set forth in Section 1.1.
R E C I T A L S:
WHEREAS, the Contributor indirectly owns 100% of the Equity Interests in TPZ Holding, LLC (the “Pledgor”), and TPZ Holding directly owns 100% of the Equity Interests in the Company;
WHEREAS, the Company intends to develop, design, engineer, procure, construct, commission, finance, own, operate, maintain and use an approximately 550 MW solar photovoltaic electric generating facility, together with an on-site electrical substation, a 230 kV switching station, certain monitoring and maintenance infrastructure and other ancillary facilities located in the northern Carrizo Plain in eastern San Luis Obispo County, California (as more fully defined in the Intercreditor Agreement, the “Project”);
WHEREAS, the Company intends to incur certain Indebtedness pursuant to the Financing Documents and, in connection therewith, enter into the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date (as amended, amended and restated, supplemented, replaced or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), among the Company, the Pledgor, the Collateral Agent and indenture trustee named therein and each other Person party thereto from time to time;
WHEREAS, the Contributor has agreed to make or cause to be made Equity Contributions to the Company from time to time in accordance with the terms hereof; and
WHEREAS, in order to induce the Secured Parties to extend credit and other financial accommodations to or for the benefit of, and purchase debt securities of, the Company pursuant to the Financing Documents, the parties have agreed to the provisions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
A G R E E M E N T:
ARTICLE I.
DEFINITIONS; INTERPRETATION

Section 1.1Definitions. Each capitalized term used and not otherwise defined herein (including in the introductory paragraph and recitals hereto) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Intercreditor Agreement. In addition to the terms defined in the Intercreditor Agreement, the following terms used herein, including in the introductory paragraph and recitals hereto, shall have the following meanings:

“Acceptable L/C Issuer” shall mean a financial institution whose unsecured and unguaranteed long‑term senior debt obligations are rated at least A3 by Moody's Investors Service, Inc. or at least A- by Standard & Poor's Ratings Group, Inc.

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“Account Bank” shall mean, with respect to a Cash Collateral Account, the bank at which such Cash Collateral Account is established and maintained.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Cash Collateral Account” shall have the meaning assigned to such term in Section 3.1(a).
“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Commitments” shall have the meaning assigned to such term in the Reimbursement Agreement.
“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Construction Account” shall have the meaning assigned to such term in the Depositary Agreement.
“Contribution Date” shall mean each date that an Equity Contribution is required to be made or is made by the Contributor.
“Contribution Notice” shall mean a notice delivered by the Company (or the Collateral Agent, as permitted under Section 2.2(a)) to the Contributor setting forth the requested Contribution Date (which shall be no sooner than five Business Days following the date such notice is delivered) and the amount of the requested Equity Contribution.
“Contributor” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Defaulted Payment” shall have the meaning assigned to such term in Section 6.1.
“Equity Commitment” shall mean $2.44 billion.
“Equity Contribution” shall mean, without duplication, (a) a deemed (in accordance with Section 2.4) cash equity contribution by the Contributor to common equity of the Pledgor and (b) a deemed (in accordance with Section 2.4) cash equity contribution (with the cash equity contribution made under clause (a) above) by the Pledgor to common equity of the Company.
“Equity Contribution Agreement (EPC Contract)” shall mean the Sponsor Equity Contribution Agreement, dated as of December 6, 2011, among the Contributor, the Company, TPZ Holding, First Solar Electric (California), Inc. and First Solar Development, Inc.
“Equity Letter of Credit” shall mean an irrevocable letter of credit (including any replacement irrevocable letter of credit provided therefor from time to time in accordance with Section 3.1(b)) (a) that is provided by, or on behalf of, the Contributor in support of the Equity Commitment, (b) that is issued by an Acceptable L/C Issuer, (c) that names the Collateral Agent (for the benefit of the Secured Parties) as the beneficiary thereunder, (d) for which the reimbursement obligations are not secured by any of the Collateral, (e) that names a Person other the Company as the account party subject to payment of reimbursement obligations thereunder (and with respect to which the Company is not directly or indirectly liable for the payment of reimbursement obligations) and (d) is in form and substance reasonably satisfactory to the Collateral Agent.

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“Intercreditor Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.
“Material Adverse Effect” shall mean a material and adverse effect on the Contributor's ability to perform its obligations under this Agreement.
“MIPSA” shall mean Membership Interest Purchase and Sale Agreement, dated as of December 6, 2011 and as amended by Amendment No. 1, by and between the Pledgor and First Solar Development, Inc.
“Pledgor” shall have the meaning assigned to such term in the recitals to this Agreement.
“Pre-Closing Equity Contributions” shall mean all amounts which have been contributed by or on behalf of the Contributor or the Pledgor to or for the benefit of the Company on or prior to the date hereof, which amounts are equal to $[•].
“Pre-Closing Purchase Price Payments” shall mean all amounts paid by or on behalf of the Pledgor to First Solar Development, Inc. prior to the date hereof as purchase price for the Equity Interests of the Company pursuant to the MIPSA, which amounts are equal to $40,000,000.
“Project” shall have the meaning assigned to such term in the recitals to this Agreement.
“Project Costs” shall have the meaning assigned to such term in the Depositary Agreement.
“Purchased Interests” shall have the meaning assigned to such term in Section 6.1.
“Reimbursed Equity Contributions” shall mean amounts reimbursed by the Company to the Contributor or an Affiliate of the Contributor as described in clause (g) of the definition of “Project Costs” in the Depositary Agreement.
“Required Equity Contribution” shall have the meaning assigned to such term in Section 2.1(a).
“Required Ratings” of any Person shall mean credit ratings of such Person's unsecured long-term senior debt obligations of at least two of the following: (a) Baa3 from Moody's Investors Service, Inc., (b) BBB- from Standard & Poor's Ratings Group, Inc. and (c) BBB- from Fitch Ratings.
“Solvent” shall mean, with respect to any Person, that, as of the date of determination, both (a) (i) the sum of such Person's debt (including contingent liabilities) does not exceed the present fair saleable value of such Person's present assets, (ii) such Person's capital is not unreasonably small in relation to its business as contemplated on the applicable date of determination and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Law and other applicable Governmental Rules relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Termination Date” shall have the meaning set forth in Section 9.13.

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“Unfunded Commitment” shall mean, as of any date of determination, the positive result (if any) of the following (without duplication):
(a)the Equity Commitment, minus

(b)the total Equity Contributions made or deemed made hereunder (including as a result of (i) any drawing on the Equity Letter of Credit or a Cash Collateral Account pursuant to Section 2.2(b), (ii) voluntary Equity Contributions made as described in Section 2.1(c), (iii) accelerated Equity Contributions made pursuant to Section 2.3 or (iv) the purchase by the Contributor of Purchased Interests pursuant to Section 6.1) on or prior to such date, minus

(c)the total amount of any Pre-Closing Equity Contributions, minus

(d)the total amount of any (i) Pre-Closing Purchase Price Payments and (ii) additional amounts paid by or on behalf of the Pledgor to First Solar Development, Inc. as additional “Purchase Price” under, and as defined in, the MIPSA, minus

(e)the total equity contributions made on or prior to such date by the Contributor pursuant to the Equity Contribution Agreement (EPC Contract) (but, for certainty, without duplication of the Equity Contributions), minus

(f)the gross proceeds of the Series A Senior Secured Notes and, to the extent issued on or prior to such date, the Additional Senior Secured Notes, minus

(g)all Project Revenues (as defined in the Depositary Agreement) deposited into the Revenue Account on or prior to such date, plus

(h)all Reimbursed Equity Contributions that have been paid to the Contributor or an Affiliate of the Contributor on or prior to such date.

Section 1.2Interpretation. Unless otherwise provided herein, the rules of interpretation set forth in the Intercreditor Agreement shall apply, mutatis mutandis, to this Agreement (including its introductory paragraph and recitals).

ARTICLE II.
EQUITY CONTRIBUTIONS

Section 2.1Equity Contributions.

(a)Required Equity Contributions. At any time prior to the Termination Date that there are no amounts on deposit in the Construction Account to pay for Project Costs or amounts on deposit in the Construction Account are not available for the payment of Project Costs (including as a result of the occurrence and continuance of an Event of Default), the Contributor shall make, or cause to be made, an Equity Contribution (a “Required Equity Contribution”), in accordance with the mechanics set forth in Section 2.2(a), in an amount (as set forth in the Contribution Notice described below) equal to (subject to Section 2.1(b)) the amount of Project Costs then due and payable or reasonably anticipated to become due and payable within the following 30-day period on the Contribution Date set forth in a Contribution Notice delivered by the Company to the Contributor no less than five Business Days prior to such Contribution Date.

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(b)Maximum Equity Contributions. Notwithstanding anything to the contrary set forth therein, the Contributor shall not be obligated to make any Equity Contribution pursuant to Section 2.1(a) in an amount that would exceed the then Unfunded Commitment.

(c)No Limitation on Voluntary Equity Contributions. Nothing herein shall be construed to prohibit or otherwise limit the Contributor or any of its Affiliates from depositing or causing to be deposited voluntary Equity Contributions in the Construction Account at the time and in the amount elected by the Contributor in its sole discretion.

Section 2.2Contribution Mechanics.

(a)Cash Funding. The Contributor (i) shall make each Required Equity Contribution by depositing an amount equal to such Required Equity Contribution, as specified in the applicable Contribution Notice, in the Construction Account no later than 1:00 p.m. (New York City time) on the Contribution Date specified in such Contribution Notice and (ii) may make, from time to time in its sole discretion, Equity Contributions upon delivery of notice thereof to the Collateral Agent by depositing an amount equal to such Equity Contribution in the Construction Account. If the Company shall not have delivered a Contribution Notice for any Required Equity Contribution to the Contributor on or prior to the Business Day prior to the first payment date for the Project Costs that are to be paid with the proceeds of such Required Equity Contribution, the Collateral Agent shall be permitted (but shall not be required) to deliver such Contribution Notice on behalf of the Company to the Contributor.

(b)Funding by Draws or Transfers. If, at any time that the Equity Letter of Credit is then in effect or a Cash Collateral Account is then being maintained, the Contributor does not deposit, or cause to be deposited, a Required Equity Contribution in the Construction Account on the Contribution Date specified in the applicable Contribution Notice, the Collateral Agent may (or, if the Collateral Agent receives a written notice from the Contributor certifying that it does not have sufficient funds to make, or intends for any reason not to make, a Required Equity Contribution on any Contribution Date and stating the amount of such unfunded Required Equity Contribution, the Collateral Agent shall):

(i)if the Equity Letter of Credit is then in effect, draw the Equity Letter of Credit in the amount of such unfunded Required Equity Contribution, and the Collateral Agent shall deposit, or cause to be deposited, the proceeds of such drawing directly into the Construction Account; or

(ii)if a Cash Collateral Account has been established and funded pursuant to Section 3.1(a) or 3.2 and is then being maintained, direct the applicable Account Bank to transfer funds in the amount of such unfunded Required Equity Contribution from such Cash Collateral Account to the Construction Account.

The Collateral Agent's failure to draw upon the Equity Letter of Credit or direct funds to be withdrawn from a Cash Collateral Account in accordance with this Section 2.2(b) shall not limit or relieve the obligations of the Contributor under Section 2.2(a); provided that any failure of the Contributor to fund a Required Equity Contribution resulting from a failure by the Collateral Agent to draw or direct in accordance with this Section 2.2(b) shall not constitute a default of the Contributor hereunder, a Default or an Event of Default.
Section 2.3Accelerated Equity Contributions. At any time prior to the Termination Date, if (a) a Trigger Event has occurred and is continuing or (b) requested by the Required Secured Parties after the occurrence and during the continuance of an Event of Default (which request shall be made by the Required Secured Parties only if the Secured Parties comprising the Required Secured Parties shall have reasonably

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determined that such Event of Default could reasonably be expected to result in a Material Adverse Effect (as defined in the Depositary Agreement)), in either case, as indicated in a written notice of the Collateral Agent delivered to the Contributor, the Contributor shall make or cause to be made Equity Contributions, within five Business Days following receipt of such notice, to the Construction Account in an amount equal to the then Unfunded Commitment. If the Contributor fails to make or cause to be made the Equity Contributions as and when required to be made pursuant to the immediately preceding sentence, the Collateral Agent may, if applicable, draw upon the Equity Letter of Credit or direct the transfer of amounts from any Cash Collateral Account, in either case, in an amount equal to the lesser of (i) the amount of the Equity Contribution required to be made pursuant to this Section 2.3 and (ii) the stated amount of the Equity Letter of Credit or the amount then on deposit in such Cash Collateral Account, as applicable.

Section 2.4Deemed Equity Contributions. Upon (a) the deposit by the Contributor of an Equity Contribution in the Construction Account pursuant to Section 2.1(c) or 2.2(a), (b) the deposit by the Collateral Agent of the proceeds of a drawing under the Equity Letter of Credit in the Construction Account pursuant to Section 2.2(b)(i) or (c) the transfer by the applicable Account Bank of amounts from a Cash Collateral Account to the Construction Account pursuant to Section 2.2(b)(ii), and notwithstanding that any such amounts shall be deposited directly into the Construction Account, (i) the Contributor shall be deemed to have made an equity contribution to the Pledgor in the amount of such Equity Contribution or deposited or transferred amount and (ii) the Pledgor shall be deemed to have made an equity contribution to the Company in the amount of such Equity Contribution or deposited or transferred amount.

ARTICLE III.
EQUITY CREDIT SUPPORT

Section 3.1General.

(a)Delivery; Maintenance. Within 30 days following any date on which the Contributor ceases to maintain the Required Ratings, the Contributor shall (i) deliver, or cause to be delivered, to the Collateral Agent the Equity Letter of Credit or (ii) fund, or cause to be funded, a cash collateral account established for the sole purpose of holding such amounts (which cash collateral account shall be pledged by the Contributor to the Collateral Agent (for the benefit of the Secured Parties) on customary terms) (a “Cash Collateral Account”), in either case, in an amount equal to the then Unfunded Commitment. At all times thereafter and prior to the earlier of (A) any date on which the Contributor reacquires the Required Ratings and (B) the Termination Date, the Contributor shall maintain the Equity Letter of Credit or a Cash Collateral Account, in either case, in an amount equal to the then Unfunded Commitment.

(b)Replacement. The Contributor may replace, or cause to be replaced, the Equity Letter of Credit or a Cash Collateral Account with one or more substitute Equity Letters of Credit and/or Cash Collateral Accounts from time to time, and the Collateral Agent shall deliver to the Contributor all documentation in its possession and reasonably requested by the Contributor in order to effect such replacement.

Section 3.2Extraordinary Draw Circumstances. If at any time that an Equity Letter of Credit is in effect:
(a)the Contributor shall have failed to cause the Equity Letter of Credit to be maintained in a stated amount at least equal to the Unfunded Commitment and such failure has continued for a period of 30 days or more;

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(b)the Contributor shall have failed to cause the Equity Letter of Credit to be renewed, extended or replaced at least 30 days prior to the stated expiration date thereof;

(c)the issuer of the Equity Letter of Credit shall cease to be an Acceptable L/C Issuer and such cessation has continued for a period of at least 30 days without replacement with a substitute Equity Letter of Credit or such issuer resuming its status as an Acceptable L/C Issuer; or

(d)the Contributor shall be subject to any Bankruptcy Event,

the Collateral Agent, promptly upon receiving written notice of the conclusion or commencement, as applicable, of the above specified period, if applicable, shall draw upon the Equity Letter of Credit in an amount equal to the stated amount of the Equity Letter of Credit in accordance with the terms thereof, and the Collateral Agent shall promptly deposit or cause to be deposited the proceeds thereof into a Cash Collateral Account established for the sole purpose of holding such draw proceeds. Funds on deposit in any such Cash Collateral Account shall be, as applicable, (i) transferred to the Construction Account in accordance with Section 2.2(b)(ii) or (ii) released to the Contributor in an amount equal to the stated amount of any replacement Equity Letter of Credit provided by the Contributor pursuant to Section 3.1(b) or otherwise partially released to the Contributor from time to time in accordance with Section 3.3(b).
Section 3.3Excess Amounts. If, at any time that the Equity Letter of Credit or a Cash Collateral Account is required to be in place, the stated amount of the Equity Letter of Credit or the amount on deposit in such Cash Collateral Account, as applicable, exceeds the then Unfunded Commitment:

(a)in case of an Equity Letter of Credit, the Contributor may (i) deliver to the Collateral Agent, and the Collateral Agent shall promptly thereafter sign and deliver to the Contributor, a reduction certificate in the form attached to the Equity Letter of Credit (or otherwise in a form reasonably acceptable to the issuer of the Equity Letter of Credit) for countersignature by the Contributor requesting a reduction in the stated amount of the Equity Letter of Credit in the amount of such excess and (ii) deliver, or cause to be delivered, such reduction certificate to the issuer of the Equity Letter of Credit, and the stated amount of the Equity Letter of Credit shall thereupon be reduced as requested in such reduction certificate; or

(b)in the case of a Cash Collateral Account, upon request by the Contributor, the Collateral Agent shall instruct the applicable Account Bank to transfer an amount equal to such excess to, or as directed by, the Contributor.

Section 3.4Cancellation or Return of Funds. Promptly upon the earlier of (a) any date on which the Contributor reacquires the Required Ratings and (b) the Termination Date, the Collateral Agent shall, as applicable, (i) in case of an Equity Letter of Credit, return the Equity Letter of Credit to, or as directed by, the Contributor for cancellation, or (ii) in the case of a Cash Collateral Account, instruct the applicable Account Bank to transfer all amounts on deposit therein to, or as directed by, the Contributor.

ARTICLE IV.
BANKRUPTCY

Section 4.1Bankruptcy Waiver by Contributor. The Contributor hereby irrevocably waives, to the extent it may do so under applicable Governmental Rules, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the U.S. Bankruptcy Code or equivalent provisions of

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any other Bankruptcy Laws, or any successor provision of any Bankruptcy Law of similar import, in the event of any Bankruptcy Event with respect to the Company or TPZ Holding. Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event with respect to the Company or TPZ Holding or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the Company under this Agreement), the Contributor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the U.S. Bankruptcy Code or equivalent provisions of any other Bankruptcy Laws, or any successor provision of any Bankruptcy Law of similar import. If a Bankruptcy Event with respect to the Company or TPZ Holding shall occur, the Contributor agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable Governmental Rules, its pre‑petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the U.S. Bankruptcy Code or equivalent provisions of any other Bankruptcy Laws, or any successor provision of any Bankruptcy Law of similar import, and, to give effect to such waiver, the Contributor consents, to the extent permitted by applicable Governmental Rules, to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the Company's or TPZ Holding's trustee in bankruptcy, as the case may be.

Section 4.2Bankruptcy Events. No obligation of the Contributor under this Agreement shall be altered, limited or affected by any Bankruptcy Event relating to the Company or TPZ Holding, or by any defense which the Company may have by reason of any order, decree or decision of any court or administrative body resulting from any such Bankruptcy Event.

ARTICLE V.
WAIVERS; UNCONDITIONALITY; SUBROGATION; REINSTATEMENT

Section 5.1Waiver of Defenses. The Contributor hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable Governmental Rules, all rights or remedies accorded by applicable Governmental Rules to sureties or guarantors and agrees not to assert or take advantage of any such right or remedies, including:

(a)any right to require any Secured Party to proceed against the Company or any other Person or to proceed against or exhaust any security held by any Secured Party at any time or to pursue any other remedy in any Secured Party's power before proceeding against the Contributor to enforce the provisions of this Agreement;

(b)any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Company, TPZ Holding or any other Person or the failure of any Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Company, TPZ Holding or any other Person;

(c)demand, presentment, protest and notice of any kind (other than any notices expressly required to be delivered to the Contributor hereunder), creation or incurring of any new or additional indebtedness or obligation or of any action or non‑action on the part of the Company, TPZ Holding or any Secured Party, any endorser or creditor of the foregoing or on the part of any other Person under any Financing Document;

(d)any defense based upon an election of remedies by the Secured Parties, including an election to proceed by non‑judicial rather than judicial foreclosure, which destroys or otherwise

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impairs the subrogation rights of the Contributor, the right of the Contributor to proceed against the Company, TPZ Holding or another Person for reimbursement, or both;

(e)any defense based on any offset against any amounts which may be owed by any Person to the Contributor, the Company or TPZ Holding or for any reason whatsoever;

(f)any defense based upon any Governmental Rule which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(g)any defense based on any failure to act, delay or omission whatsoever on the part of the Company, TPZ Holding or the Contributor or the failure by the Company, TPZ Holding or the Contributor to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Financing Documents;

(h)any defense, setoff or counterclaim which may at any time be available to or asserted by the Company, TPZ Holding or the Contributor against any Secured Party or any other Person under the Financing Documents based on or related to the bankruptcy or insolvency of the Company or TPZ Holding;

(i)any duty on the part of any Secured Party to disclose to the Contributor any facts such Secured Party may now or hereafter know about the Company or TPZ Holding, regardless of whether such Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Contributor intends to assume, or have reason to believe that such facts are unknown to the Contributor, or have a reasonable opportunity to communicate such facts to the Contributor (the Contributor acknowledging that it is fully responsible for being and keeping informed of the financial condition of the Company and TPZ Holding);

(j)any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Financing Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Financing Documents (other than this Agreement);

(k)any defense based upon any borrowing or grant of a security interest under Section 364 of the U.S. Bankruptcy Code; and

(l)any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or discharge of, any guarantor or surety (other than setoff against the Contributor or, subject to Section 5.4, the defense of payment of the applicable amounts).

Section 5.2Obligations Unconditional. All rights of the Secured Parties and all obligations of the Contributor hereunder shall be absolute and unconditional irrespective of:

(a)any lack of validity, legality or enforceability of any Financing Document (other than this Agreement);

(b)the failure of any Secured Party to (i) assert any claim or demand or to enforce any right or remedy against the Company, TPZ Holding, the Contributor or any other Person under the

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provisions of the Financing Documents or otherwise or (ii) exercise any right or remedy against any Collateral;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any portion of the Secured Obligations, or any other extension or renewal of any obligation of the Company, TPZ Holding, the Contributor or otherwise;

(d)any reduction, limitation, impairment or termination of any of the Secured Obligations for any reason other than the full payment in cash thereof or the occurrence of the Discharge Date, including any claim of waiver, release, surrender, alteration or compromise;

(e)any amendment to, rescission, waiver or other modification of, or any consent to departure from, any term of any Financing Document unless entered into and approved in accordance therewith;

(f)any addition, exchange, release, surrender or non‑perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other security interest held by any Secured Party; or

(g)any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company, TPZ Holding, the Contributor or any surety or guarantor (other than the defense of payment of the applicable amounts).

Section 5.3Subrogation. Prior to the Termination Date, the Contributor waives any claim, right or remedy which it may now have or hereafter acquire against the Company that arises hereunder and/or from the performance by the Contributor of its obligations hereunder, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. Any amount paid by the Company to the Contributor in violation of the immediately preceding sentence prior to the Termination Date shall be held in trust for the benefit of the Collateral Agent (on behalf of the Secured Parties) and shall promptly thereafter be paid to the Collateral Agent for application in accordance with the Financing Documents.

Section 5.4Reinstatement. This Agreement and the obligations of the Contributor and the Company hereunder shall automatically be reinstated if and to the extent that (a) for any reason any payment made by or on behalf of the Contributor in respect of any portion of the Equity Commitment pursuant to this Agreement is rescinded or otherwise restored to the Contributor or the Company, whether as a result of any Bankruptcy Event with respect to the Company, TPZ Holding or any other Person or as a result of any settlement or compromise with any Person (including the Contributor) in respect of such payment, in each case as if such payment had not been made, or (b) after the occurrence of the Termination Date as a result of the occurrence of the circumstance described in clause (b) of Section 9.13, and provided that the circumstances described in clause (a) or (c) of Section 9.13 have not occurred, the Contributor is paid any Reimbursed Equity Contribution and, as a result thereof, there is a positive Unfunded Commitment; provided however that any such reinstated obligations shall be subject to the conditions to the making of an Equity Contribution that are set forth in Article II (including Section 2.1(c)).

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ARTICLE VI.
PURCHASED INTERESTS IN BANKRUPTCY

Section 6.1Required Purchase of Interests. If by reason of a Bankruptcy Event with respect to the Contributor, TPZ Holding or the Company, or any act of a Governmental Authority, (a) any Equity Contribution due hereunder has not been deposited in the Construction Account within five Business Days after the date on which such amount is payable hereunder or (b) any Equity Contribution theretofore deposited pursuant to Article II is rescinded or otherwise restored to the Contributor and five Business Days have elapsed after the date that such Equity Contribution was rescinded or otherwise restored (such Equity Contribution, whether required but not made as provided in clause (a) above or made and returned as provided in clause (b) above, the “Defaulted Payment”), the Contributor shall, without any further notice or demand by the Collateral Agent, purchase (i) an undivided participating interest in each of the L/C Loans, Letters of Credit and Commitments and (ii) Series A Senior Secured Notes and Additional Senior Secured Notes, in each case, then outstanding (the purchased participating interests and notes described in clauses (i) and (ii) above, the “Purchased Interests”) as provided in the following sentence, in an aggregate principal amount equal to the amount of the Defaulted Payment. The Contributor's purchase of the Purchased Interests shall be made pro rata among the Purchased Interests based on the respective outstanding amounts thereof. The Contributor shall effect its purchase of the Purchased Interests constituting L/C Loans, Letters of Credit and Commitments pursuant to this Section 6.1 in accordance with the relevant procedures set forth in the Reimbursement Agreement. The purchase by the Contributor of the Series A Senior Secured Notes and the Additional Senior Secured Notes constituting the Purchased Interests by the Contributor pursuant to this Section 6.1 shall be at par (plus accrued interest) and shall comply with all Governmental Rules (including those of the Securities and Exchange Commission in relation to tenders for debt securities), and all such Series A Senior Secured Notes and Additional Senior Secured Notes shall be held by the Contributor until such time as it is able to contribute all such Series A Senior Secured Notes and Additional Senior Secured Notes to the Company for cancellation. The failure of any holder of Series A Senior Secured Notes or the Additional Senior Secured Notes to tender its Notes pursuant to the such tender offer shall not result in a Default or Event of Default, and the Contributor's obligation in any such circumstance shall be to pay any amounts that would otherwise have been paid to non-tendering holders of Series A Senior Secured Notes or Additional Senior Secured Notes to the Company as promptly as the Contributor is able to do so.

Section 6.2Effect of Purchase of Purchased Interests. The Contributor's purchase of the Purchased Interests following a Defaulted Payment in respect of Equity Contributions shall satisfy the Contributor's obligation pursuant to Section 2.1 to make Equity Contributions to the extent of the Purchased Interests so purchased by the Contributor.

Section 6.3Subordinate Nature of Purchased Interests. The Contributor hereby agrees that the Purchased Interests shall be subordinate in all respects to the interests in the L/C Loans, Letters of Credit, Commitments, Series A Senior Secured Notes and Additional Senior Secured Notes retained by the Secured Parties, so that all payments received or collected on account of the Purchased Interests and applied to the payment or termination thereof, whether received or collected through repayment of the Purchased Interests by the Company or through right of set-off with respect thereto or realization upon any Collateral or otherwise, shall first be applied to the payment of the principal, interest, fees and other amounts then due (whether at its stated maturity, by acceleration or otherwise) on the interests in the L/C Loans, Letters of Credit, Commitments, Series A Senior Secured Notes and Additional Senior Secured Notes retained by the Secured Parties until such principal, interest, fees and other amounts are paid in cash in full, before any such payments are applied on account of the Purchased Interests.

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Section 6.4No Voting Rights. Without limiting the generality of the provisions of Section 6.4, in determining whether the consent of the applicable Secured Parties required for any action under a Financing Document has been obtained for all purposes under the Financing Documents, the Purchased Interests shall not be deemed to be outstanding.

Section 6.5Obligations Unconditional. The obligations of the Contributor under this Article VI to purchase the Purchased Interests are absolute and unconditional and shall not be affected by the occurrence of any Default or Event of Default or any other circumstance, including any circumstance of the nature described in Section 5.2.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES

The Contributor represents and warrants to the Company and the Collateral Agent (on behalf of the Secured Parties), as of the Closing Date and each other relevant date set forth in the Financing Documents, that:
Section 7.1Organization; Authority; Powers. The Contributor (a) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to (i) own or hold under lease and operate the property and assets it purports to own or hold under lease, (ii) carry on its business as now conducted and as now proposed to be conducted and (iii) to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required by law. The execution, delivery and performance by the Contributor of this Agreement have been duly authorized by all corporate action required to be taken or obtained by the Contributor.

Section 7.2No Conflict. The execution, delivery and performance by the Contributor of this Agreement will not (a) violate (i) the organizational or governing documents of the Contributor, (ii) any provision of any Governmental Rule applicable to or binding on the Contributor or any of its properties or (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any agreement or other instrument to which the Contributor is a party or by which it or any of its property is or may be bound, or (c) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Contributor, except, in the case of clause (a)(ii) or (iii), (b) or (c) above, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect.

Section 7.3Enforceability. This Agreement has been duly executed and delivered by the Contributor and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Contributor enforceable against the Contributor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.4No Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Contributor, threatened

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against or affecting the Contributor that, if adversely determined to or against the Contributor, could reasonably be expected to have a Material Adverse Effect.

Section 7.5Equity Interests. The Contributor indirectly owns 100% of the outstanding Equity Interests in TPZ Holding, and TPZ Holding directly owns 100% of the outstanding Equity Interests in the Company.

Section 7.6Compliance with Law. The Contributor is in compliance with all applicable Governmental Rules, other than any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

Section 7.7Financial Statements. In the case of the financial statements of the Contributor most recently delivered to the Secured Parties pursuant to Section 4.02(k) or 5.04, as applicable, of the Reimbursement Agreement or, if applicable, the corresponding provisions of the Note Documents, each such financial statement and information has been prepared in conformity with GAAP and fairly presents, in all material respects, the financial position of the Contributor described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the Contributor described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.

Section 7.8Adequate Information. The Contributor is informed of the financial condition and prospects of the Company and has reviewed and is familiar with the terms of the Financing Documents that are material to its obligations hereunder.

Section 7.9Investment Company Act. The Contributor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.10Solvency. The Contributor is Solvent.

Section 7.11Pari Passu Obligations. The Contributor's obligation to make Equity Contributions as required hereunder ranks, according to its terms, at least pari passu with the Contributor's obligations under its outstanding senior unsecured Indebtedness.

ARTICLE VIII.
COVENANTS

The Contributor covenants and agrees to comply with the following covenants at all times prior to the Termination Date:
Section 8.1Existence. Subject to Section 8.3, the Contributor shall maintain and preserve its existence.

Section 8.2Compliance with Laws. The Contributor shall comply with all applicable Governmental Rules, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 8.3Fundamental Changes. The Contributor shall not liquidate, terminate, wind-up or dissolve, or combine, merge or consolidate with or into any other entity, other than any such merger in which (a) the Contributor is the surviving Person or (b) if another Person is the surviving Person, such Person shall

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have assumed in writing or by operation of law the obligations of the Contributor under this Agreement and, if such surviving Person does not have the Required Ratings, (i) the Equity Letter of Credit with a stated amount equal to the then Unfunded Commitment shall remain in full force and effect or shall be replaced in accordance with Section 3.1(b) or (ii) a Cash Collateral Account shall be funded in an amount equal to the then Unfunded Commitment.

Section 8.4Further Assurances. The Contributor shall perform, upon the reasonable request of the Collateral Agent or as necessary, all reasonable acts as may be necessary to carry out the intent of this Agreement.

ARTICLE IX.
MISCELLANEOUS

Section 9.1Notices. All notices required or permitted under the terms and provisions hereof shall be in writing, and any such notice shall become effective upon delivery in accordance with Section 9.11 of the Intercreditor Agreement. Notices to the Company or the Collateral Agent may be given at the addresses set forth in Section 9.11 of the Intercreditor Agreement (or as otherwise instructed in writing by such Person to the other parties hereto), and notices to the Contributor may be given at the address set forth below (or as otherwise instructed in writing by the Contributor to the other parties hereto):

MidAmerican Energy Holdings Company
666 Grand Avenue, Suite 500
Des Moines, Iowa 50309-2580
Attention: General Counsel
Facsimile: 402.231.1658

Section 9.2Entire Agreement. This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement, whether written or oral, among the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement.

Section 9.3Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby. If any such provision of this Agreement is so declared invalid or unenforceable, the parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent and effect.

Section 9.4Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.5GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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Section 9.6Jurisdiction; Consent to Service of Process.

(a)Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b)Consent to Service of Process. Each party hereto further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such party at its address specified in Section 9.11 of the Intercreditor Agreement or Section 9.1 above, as applicable. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Section 9.7WAIVERS. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8Amendments. No amendment, supplement or waiver of any provision of this Agreement nor consent to any departure by any of the parties hereto from any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and is otherwise in accordance with the terms of the Intercreditor Agreement. Any such amendment, supplement, waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

Section 9.9Assignments.

(a)General. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided however that (a) the Company may, without consent of the other parties, collaterally assign its rights under this Agreement to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations of the Company pursuant to the Security Agreement (and as further described in Section 9.9(b)) and (b) the Contributor may, without consent of the other parties, assign its rights under this Agreement

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as permitted under Section 8.3. This Agreement shall inure to the benefit of and be binding upon the Contributor, the Company and the Collateral Agent (on behalf of the Secured Parties), and their respective successors and permitted assigns. Nothing in this Agreement will confer upon any Person not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. Any purported assignment of this Agreement in violation of this Section 9.9 shall be null and void and shall be ineffective to relieve any party of its obligations hereunder.

(b)Consent to Collateral Assignment. The Contributor hereby consents to the collateral assignment by the Company of all of its right, title and interest in, to and under this Agreement to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Security Agreement. The Contributor and the Company agree that the Collateral Agent (or its designee or assignee) shall, subject to the Intercreditor Agreement, be entitled to enforce this Agreement in its own name and to exercise any and all rights of the Company under this Agreement in accordance with the terms hereof (either in its own name or in the name of the Company, as the Collateral Agent may elect), and the Contributor and the Company agree to comply and cooperate in all respects with such exercise. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent (or its designee or assignee), subject to the Intercreditor Agreement, shall have the full right and power to enforce directly against the Contributor all obligations of the Contributor under this Agreement and otherwise to exercise all remedies available to the Company hereunder, and to make all demands and give all notices and make all requests (either in its own name or in the name of the Company, as the Collateral Agent may elect) required or permitted to be made or given by the Company under this Agreement (including the right to make demand for payment of Equity Contributions in accordance with 2.2(a)), and the Contributor acknowledges and agrees that any such action taken by the Collateral Agent shall be deemed effective for all purposes of this Agreement to the same extent as if such action had been taken directly by the Company. If the Contributor shall receive inconsistent directions under this Agreement from the Company and the Collateral Agent, the directions of the Collateral Agent shall be deemed the superseding directions (so long as such directions are consistent with the provisions of this Agreement) and the Contributor shall accordingly comply with such directions of the Collateral Agent.

Section 9.10Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission in “.pdf” format shall be as effective as delivery of a manually signed original.

Section 9.11No Waiver. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Collateral Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable law. The Collateral Agent shall not be deemed to have waived any rights hereunder or under any other agreement or instrument unless such waiver shall be in writing and signed by the Collateral Agent.

Section 9.12Specific Performance. To the extent it may do so under applicable Governmental Rules, the Collateral Agent may demand specific performance of this Agreement. The Contributor hereby irrevocably waives, to the extent it may do so under applicable Governmental Rules, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Contributor for specific performance of this Agreement by the Collateral Agent

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or for its benefit by a receiver, custodian or trustee appointed for the Company or TPZ Holding, or in respect of all or a substantial part of their respective assets, under any Bankruptcy Law.

Section 9.13Termination. Notwithstanding any provision hereof to the contrary (but subject to Section 5.4), this Agreement and the obligations of the Company and the Contributor hereunder shall terminate on the earliest to occur of (a) the Project Completion Date (as defined in the Reimbursement Agreement), (b) the date upon which the Equity Commitment has been fully funded by the Contributor hereunder and (c) the Discharge Date (such earliest date, the “Termination Date”), and any Unfunded Commitment as of the Termination Date shall be deemed to be automatically cancelled on the Termination Date.

Section 9.14Rights of Collateral Agent. The Collateral Agent is entitled to the rights, privileges, protections, immunities, benefits and indemnities set forth in the Intercreditor Agreement and the respective Financing Documents as if specifically set forth herein.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Equity Contribution Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

MIDAMERICAN ENERGY HOLDINGS COMPANY,
as the Contributor

By: /s/ Douglas L. Anderson
Name: Douglas L. Anderson
Title: Senior Vice President

TOPAZ SOLAR FARMS LLC,
as the Company

By:
Name:
Title:

[EQUITY CONTRIBUTION AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Contribution Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

MIDAMERICAN ENERGY HOLDINGS COMPANY,
as the Contributor

By:
Name:
Title:

TOPAZ SOLAR FARMS LLC,
as the Company

By: /s/ Paul Caudill
Name: Paul Caudill
Title: President

[EQUITY CONTRIBUTION AGREEMENT SIGNATURE PAGE]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as the Collateral Agent

By: /s/ R. Tamas
Name: R. Tamas
Title: Vice President

[EQUITY CONTRIBUTION AGREEMENT SIGNATURE PAGE]